Exhibit 99.2

Execution Version

COMPANY STOCKHOLDER SUPPORT AGREEMENT

This Support Agreement (this “Agreement”) is made and entered into as of July 17, 2023, by and among Neurogene Inc., a Delaware corporation (the “Company”), Neoleukin Therapeutics, Inc., a Delaware corporation (“Parent”), and Baker Bros. Advisors LP (“Advisor”), on behalf of itself and the persons listed on Appendix A hereto in their capacity as record or beneficial owners of Shares (each, a “Stockholder” and collectively, the “Stockholders”) of the Company. Capitalized terms used herein but not otherwise defined shall have the respective meanings ascribed to such terms in the Merger Agreement.

RECITALS

WHEREAS, concurrently with the execution and delivery hereof, Parent, the Company and Project North Merger Sub, Inc. a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), have entered into an Agreement and Plan of Merger (as such agreement may be amended or supplemented from time to time pursuant to the terms thereof, the “Merger Agreement”), pursuant to which Merger Sub will merge with and into the Company, with the Company surviving the merger as the surviving corporation and a wholly owned subsidiary of Parent (the “Merger”) upon the terms and subject to the conditions set forth in the Merger Agreement.

WHEREAS, as of the date hereof, each Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Exchange Act) of such number of shares of Company Capital Stock as indicated opposite such Stockholder’s name on Appendix A.

WHEREAS, the Advisor has sole voting and dispositive power with respect to all of the Shares.

WHEREAS, as an inducement to the willingness of Parent to enter into the Merger Agreement, Parent has required that the Advisor enter into this Agreement.

NOW, THEREFORE, intending to be legally bound, the parties hereby agree as follows:

1.            Certain Definitions. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed thereto in the Merger Agreement. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(a)            “Constructive Sale” means, with respect to any security, a short sale with respect to such security, entering into or acquiring a derivative contract with respect to such security, entering into or acquiring a futures or forward contract to deliver such security or entering into any other hedging or other derivative transaction that has the effect of either directly or indirectly materially changing the economic benefits or risks of ownership of such security.

(b)            “Shares” means (i) all shares of Company Capital Stock beneficially owned by the Stockholders as of the date hereof, and (ii) all additional shares of Company Capital Stock acquired and beneficially owned by the Stockholders during the period commencing with the execution and delivery of this Agreement and expiring on the Closing Date; provided that the term “Shares” shall not include any shares of Company Capital Stock Transferred after the date hereof in accordance with the terms of this Agreement.

(c)            “Transfer” or “Transferred” means, with respect to any security, the direct or indirect assignment, sale, transfer, tender, exchange, pledge or hypothecation, or the grant, creation or suffrage of a lien, security interest or encumbrance in or upon, or the gift, grant or placement in trust, or the Constructive Sale or other disposition of such security (including transfers by testamentary or intestate succession, by domestic relations order or other court order, or otherwise by operation of law) or any right, title or interest therein (including any right or power to vote to which the holder thereof may be entitled, whether such right or power is granted by proxy or otherwise), or the beneficial ownership thereof, the offer to make such a sale, transfer, Constructive Sale or other disposition, and each agreement, arrangement or understanding, whether or not in writing, to effect any of the foregoing; provided, however, that liens on a Stockholder’s Shares in favor of a bank or broker-dealer, in each case holding custody of such Stockholder’s Shares in the ordinary course of business, shall not be considered a Transfer hereunder.

2.            Transfer and Voting Restrictions. The Advisor covenants to Parent as follows:

(a)            Except as otherwise permitted by Section 2(c), during the period commencing with the execution and delivery of this Agreement and expiring on the Expiration Date, other than with the prior written consent of Parent and the Company, the Advisor shall not Transfer any of the Shares of any Stockholder, or publicly announce its intention to Transfer any of such Shares.

(b)            Except as otherwise permitted by this Agreement or otherwise required by order of a court of competent jurisdiction or a Governmental Authority, the Advisor will not commit any act that would restrict the Advisor’s legal power, authority and right to vote all of the Shares held by the Stockholders or otherwise prevent or disable the Advisor from performing any of its obligations under this Agreement. Without limiting the generality of the foregoing, except for this Agreement, the Second Amended and Restated Voting Agreement of the Company, dated as of March 4, 2022 (the “Voting Agreement”) and as otherwise permitted by this Agreement, the Advisor shall not enter into any voting agreement with any person or entity with respect to any of the Stockholders’ Shares, grant any person or entity any proxy (revocable or irrevocable) or power of attorney with respect to any of the Shares, deposit any Shares in a voting trust or otherwise enter into any agreement or arrangement with any person or entity limiting or affecting the Advisor’s legal power, authority or right to execute and deliver the Company Stockholder Written Consent.

(c)            Notwithstanding anything else herein to the contrary, the Advisor and any Stockholder may, at any time, Transfer Shares (i) by will or other testamentary document or by intestacy, (ii) to any investment fund or other entity controlled or managed by the Advisor, or an entity under common control or management with such Stockholder (in each case, directly or indirectly), (iii) to any member of such Stockholder’s immediate family (or, if the Stockholder is a corporation, partnership or other entity, to an immediate family member of a beneficial owner of the Shares held by the Stockholder), (iv) to any trust or other similar legal entity for the direct or indirect benefit of a Stockholder or the immediate family of the Stockholder (or, if the Stockholder is a corporation, partnership or other entity, for the direct or indirect benefit of an immediate family member of a beneficial owner of the Shares held by the Stockholder) or otherwise for estate tax or estate planning purposes, (v) in the case of a Stockholder who is not a natural person, by pro rata distributions from the Stockholder to its members, partners, or shareholders pursuant to the Stockholder’s organizational documents; provided, that in the cases of clauses (i)-(v), the applicable direct transferee (if any) of such Transferred Shares shall have executed and delivered to Parent and the Company a support agreement substantially identical to this Agreement upon consummation of the Transfer, (vi) subsequent to the date that the Required Company Stockholder Vote is obtained, except to the extent such Transfer of the Shares is inconsistent with other agreement binding on the Advisor or a Stockholder, Transfer up to twenty-five percent (25%) of its Shares in any calendar year to any other Person or Persons, or (vii) to the extent required by applicable Law.

3.            Agreement to Vote Shares. The Advisor covenants to the Company as follows:

(a)            Until the Expiration Date, at any meeting of the stockholders of the Company, however called, and at every adjournment or postponement thereof, and on every action or approval by written consent of the stockholders of the Company, the Advisor shall cause each Stockholder to be present (in person or by proxy) and shall vote, or exercise its right to consent with respect to, all Shares held by the Stockholders (i) in favor of the adoption and approval of the Merger Agreement, (ii) in favor of approval of the Contemplated Transactions, and (iii) against any Acquisition Proposal.

(b)            In the event of a stock split, stock dividend or distribution, or any change in the capital stock of the Company by reason of any split-up, reverse stock split, recapitalization, combination, reclassification, reincorporation, exchange of shares or the like, the term “Shares” shall be deemed to refer to and include such shares as well as all such stock dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

4.            Action in Advisor Capacity Only. The Advisor is entering into this Agreement solely in its capacity as the holder of voting and dispositive power over the Shares, and not in the Advisor’s capacity as a director or officer of the Company and Parent. Nothing herein shall limit or affect any actions taken by any Affiliate or designee of the Advisor in his or her capacity as an officer or director of the Company and Parent, or shall prevent such Person from complying with his or her fiduciary duties or other legal obligations while acting in such capacity as a director or officer of the Company and Parent, it being understood that this Agreement applies to the Advisor solely in its capacity as the holder of voting and dispositive power over the Shares and does not apply to any such Affiliate or designee’s actions, judgments, or decisions as a director or officer of the Company and Parent.

5.            Irrevocable Proxy. The Advisor hereby revokes (or agrees to cause to be revoked) any proxies that the Advisor has heretofore granted with respect to the Stockholders’ Shares. In the event and to the extent that the Advisor fails to vote the Shares in accordance with Section 3 at any applicable meeting of the stockholders of the Company or pursuant to any applicable written consent of the stockholders of the Company, the Advisor shall be deemed to have irrevocably granted to, and appointed, Parent, and any individual designated in writing by Parent, and each of them individually, as his, her or its proxy and attorney-in-fact (with full power of substitution), for and in its name, place and stead, to vote his, her or its Shares in any action by written consent of the stockholders of the Company or at any meeting of the stockholders of the Company called with respect to any of the matters specified in, and in accordance and consistent with, Section 3 of this Agreement. Parent agrees not to exercise the proxy granted herein for any purpose other than the purposes described in this Agreement. Except as otherwise provided for herein (including the next sentence), the Advisor hereby affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked and that such irrevocable proxy is executed and intended to be irrevocable. Notwithstanding any other provisions of this Agreement, the irrevocable proxy granted hereunder shall automatically terminate upon the termination of this Agreement.

6.            No Solicitation. Subject to Section 4, the Advisor agrees not to, and will not permit any entity under the Advisor’s control to, take any action that the Company is prohibited from taking pursuant to Section 5.4(a) of the Merger Agreement provided, however, that nothing in this Section 6 shall prevent the Advisor from referring a person to this Section 6 or to the Merger Agreement.

7.            Documentation and Information. The Advisor shall permit and hereby authorizes Parent and the Company to publish and disclose in all documents and schedules filed with the SEC, and any press release or other disclosure document that Parent or the Company reasonably determines to be necessary in connection with the Merger and any of the Contemplated Transactions, a copy of this Agreement, the Advisor’s identity and ownership of the Shares and the nature of the Advisor’s commitments and obligations under this Agreement (provided that reasonable notice of any such disclosure will be provided to the Advisor, and the Company and Parent will consider in good faith the reasonable comments of the Advisor with respect to such disclosure). Each of Parent and the Company is an intended third-party beneficiary of this Section 7.

8.            No Exercise of Appraisal Rights; Waivers. The Advisor hereby irrevocably and unconditionally (a) waives, and agrees to cause to be waived and to prevent the exercise of, any rights of appraisal, any dissenters’ rights and any similar rights (including any notice requirements related thereto) relating to the Merger that the Advisor may have by virtue of, or with respect to, any Shares (including all rights under Section 262 of the DGCL) and (b) agrees that the Advisor will not bring, commence, institute, maintain, prosecute or voluntarily aid or participate in any action, claim, suit or cause of action, in law or in equity, in any court or before any Governmental Authority, which (i) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (ii) alleges that the execution and delivery of this Agreement by the Advisor, or the approval of the Merger Agreement by the Company Board, breaches any fiduciary duty of the Company Board or any member thereof; provided, that (x) the Advisor may defend against, contest or settle any such action, claim, suit or cause of action brought against the Advisor that relates solely to the Advisor’s, any Stockholder’s or their Affiliate’s or designee’s capacity as a director, officer or securityholder of the Company and (y) the foregoing shall not limit or restrict in any manner the Advisor from enforcing the Advisor’s rights under this Agreement and the other agreements entered into by the Advisor in connection herewith, or otherwise in connection with the Merger, including the Stockholders’ right to receive the Merger Consideration pursuant to the terms of the Merger Agreement.

9.            Representations and Warranties of the Advisor. The Advisor hereby represents and warrants to the Company as follows:

(a)            The Advisor is duly incorporated or organized, as applicable, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. (i) The applicable Stockholder is the beneficial owner of the shares of Company Capital Stock indicated opposite its name on Appendix A (each of which shall be deemed to be “held” by the Stockholder for purposes of Section 3 unless otherwise expressly stated with respect to any shares in Appendix A), free and clear of any and all Encumbrances (except for any Encumbrance that may be imposed pursuant to this Agreement, the Voting Agreement, the Second Amended and Restated Investors’ Rights Agreement of the Company, dated as of March 4, 2022 (the “Investors’ Rights Agreement”), the Second Amended and Restated Right of First Refusal and Co-Sale Agreement of the Company, dated as of March 4, 2022 (the “ROFR and Co-Sale Agreement”) or any lock-up agreement entered into by and among a Stockholder, the Company and Parent); and (ii) the applicable Stockholder does not beneficially own any securities of the Company other than the shares of Company Capital Stock and rights to purchase shares of Company Capital Stock set forth in Appendix A.

(b)            Except as otherwise provided in this Agreement, the Advisor has full power and authority to (i) make, enter into and carry out the terms of this Agreement and (ii) vote all of the Stockholders’ Shares in the manner set forth in this Agreement without the consent or approval of, or any other action on the part of, any other person or entity (including any Governmental Authority). Without limiting the generality of the foregoing, except for the Voting Agreement, neither the Advisor nor any Stockholder has entered into any voting agreement (other than this Agreement) with any person with respect to any of the Stockholders’ Shares, granted any person any proxy (revocable or irrevocable) or power of attorney with respect to any of the Stockholders’ Shares, deposited any of the Stockholders’ Shares in a voting trust or entered into any arrangement or agreement with any person limiting or affecting the Advisor’s legal power, authority or right to vote the Stockholders’ Shares on any matter.

(c)            This Agreement has been duly and validly executed and delivered by the Advisor and (assuming the due authorization, execution and delivery by the other parties hereto) constitutes a valid and binding agreement of the Advisor enforceable against the Advisor in accordance with its terms, subject to the Enforceability Exceptions. The execution and delivery of this Agreement by the Advisor and the performance by the Advisor of the agreements and obligations hereunder will not result in any breach or violation of or be in conflict with or constitute a default under any term of any Contract or if applicable any provision of an organizational document (including a certificate of incorporation) to or by which the Advisor is a party or bound, or any applicable law to which the Advisor (or any of the Advisor’s assets) is subject or bound, except for any such breach, violation, conflict or default which, individually or in the aggregate, would not reasonably be expected to materially impair or adversely affect the Advisor’s ability to perform its obligations under this Agreement.

(d)            The execution, delivery and performance of this Agreement by the Advisor do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Authority, except for any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain, individually or in the aggregate, has not and would not materially impair the Advisor’s ability to perform its obligations under this Agreement.

(e)            The Advisor has had the opportunity to review the Merger Agreement and this Agreement with counsel of the Advisor’s own choosing. The Advisor has had an opportunity to review with its own tax advisors the tax consequences of the Merger and the Contemplated Transactions. The Advisor understands that it must rely solely on its advisors and not on any statements or representations made by Parent, the Company or any of their respective agents or representatives with respect to the tax consequences of the Merger and the Contemplated Transactions. The Advisor understands that such Advisor (and not Parent, the Company or the Surviving Corporation) shall be responsible for the Advisor’s or any Stockholder’s tax liability that may arise as a result of the Merger or the Contemplated Transactions. The Advisor understands and acknowledges that the Company, Parent and Merger Sub are entering into the Merger Agreement in reliance upon the Advisor’s execution, delivery and performance of this Agreement.

(f)            With respect to the Advisor, as of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Advisor, threatened against, the Advisor or any Stockholder, or any of the Stockholders’ properties or assets (including the Shares) that would reasonably be expected to prevent or materially delay or impair the ability of the Advisor to perform its obligations hereunder or to consummate the transactions contemplated hereby.

10.            Certain Agreements. The Advisor, by this Agreement, and with respect to each Stockholder’s Shares, severally and not jointly, hereby agrees to terminate (or agrees to cause to be terminated), subject to the occurrence of, and effective immediately prior to, the Effective Time each of (a) the Voting Agreement, the Investors’ Rights Agreement and the ROFR and Co-Sale Agreement and (b) any agreement between any Stockholder, on the one hand, and the Company, on the other hand, providing for registration rights, redemption rights, put rights, purchase rights, information rights, rights to consult with and advise management, inspection rights, preemptive rights, board of directors observer rights or rights to receive information delivered to the board of directors or other similar rights not generally available to stockholders of the Company, but excluding, for the avoidance of doubt, any rights the Advisor may have that relate to any indemnification, commercial, development or employment agreements or arrangements between the Advisor or the Stockholders (or their respective Affiliates) and the Company or any subsidiary of the Company, which shall survive in accordance with their terms. The Advisor hereby terminates and waives (or agrees to cause the termination and waiver of) all rights of first refusal, redemption rights and rights of notice of the Merger and the other transactions contemplated by the Merger Agreement, effective as of immediately prior to, and contingent upon, the Effective Time.

11.            Termination. This Agreement shall terminate and shall cease to be of any further force or effect as of the earliest of (a) such date and time as the Merger Agreement shall have been terminated pursuant to the terms thereof, (b) the Effective Time, (c) such date and time that this Agreement is terminated upon the written agreement of the Advisor, the Company and Parent, (d) upon the occurrence of a Parent Triggering Event or a Company Triggering Event, and (e) the date on which any amendment to the Merger Agreement is effected, or any waiver of the Company’s rights under the Merger Agreement is granted, in each case, without the Stockholders’ prior written consent that (i) diminishes (in any amount) the Merger Consideration or the Parent Pre-Funded Warrants payable to the holders of Company Capital Stock that are entitled to the Merger Consideration or the Parent Pre-Funded Warrants, (ii) changes the form of Merger Consideration or the Parent Pre-Funded Warrants payable to the holders of Company Capital Stock that are entitled to the Merger Consideration or the Parent Pre-Funded Warrants, (iii) changes the form of or diminishes (in any amount) the Closing Distribution payable to the holders of Parent Common Stock and the holders of certain warrants to acquire Parent Common Stock that are entitled to the Closing Distribution, (iv) otherwise materially and adversely affects the Stockholders, (v) extends the End Date beyond the date that is six (6) months from the date of the Merger Agreement, as it may be extended for no more than sixty (60) days pursuant to the terms thereof or (vi) imposes any additional conditions or obligations that would reasonably be expected to prevent or impede the consummation of the Merger (the “Expiration Date”); provided, however, that (x) Section 12 shall survive the termination of this Agreement, and (y) the termination of this Agreement shall not relieve any party hereto from any liability for any material and willful breach of this Agreement prior to the Effective Time.

12.            Miscellaneous Provisions.

(a)            Amendments. No amendment of this Agreement shall be effective against any party unless it shall be in writing and signed by each of the parties hereto.

(b)            Entire Agreement; Counterparts; Exchanges by Electronic Transmission or Facsimile. This Agreement constitutes the entire agreement between the parties to this Agreement and supersedes all other prior agreements, arrangements and understandings, both written and oral, among the parties with respect to the subject matter hereof. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all parties by facsimile or electronic transmission in PDF format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

(c)            Applicable Law; Jurisdiction. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the parties arising out of or relating to this Agreement, each of the parties: (i) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (ii) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 12(c), (iii) waives any objection to laying venue in any such action or proceeding in such courts, (iv) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party, (v) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12(h) of this Agreement and (vi) irrevocably and unconditionally waives the right to trial by jury.

(d)            Assignment. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a party’s rights or obligations hereunder may be assigned or delegated by such party without the prior written consent of the other party (in whole or in part, whether by operation of law or otherwise), and any attempted or purported assignment or delegation of this Agreement or any of such rights or obligations by such party without the other party’s prior written consent shall be void and of no effect.

(e)            No Third Party Rights. This Agreement is not intended to, and shall not, confer upon any other person any rights or remedies hereunder other than the parties hereto to the extent expressly set forth herein.

(f)            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

(g)            Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled to seek at law or in equity, and each of the parties waives any bond, surety or other security that might be required of any other party with respect thereto. Each of the parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

(h)            Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (ii) upon delivery in the case of delivery by hand or (iii) on the date delivered in the place of delivery if sent by email or facsimile (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, (x) if to the Company or Parent, to the address, electronic mail address or facsimile provided in the Merger Agreement, including to the persons designated therein to receive copies; and/or (y) if to the Advisor, to the Advisor’s address, electronic mail address or facsimile shown below the Advisor’s signature to this Agreement.

(i)            Confidentiality. Except to the extent required by applicable Law or regulation, the Advisor shall hold any non-public information regarding this Agreement, the Merger Agreement and the Merger in strict confidence and shall not divulge any such information to any third person until Parent has publicly disclosed its entry into the Merger Agreement and this Agreement; provided, however, that the Advisor may disclose such information to its Affiliates, partners, members, stockholders, parents, subsidiaries, attorneys, accountants, consultants, trustees, beneficiaries and other representatives (provided, that such Persons are subject to confidentiality obligations at least as restrictive as those contained herein) or as otherwise permitted pursuant to and in accordance with the terms of Section 3.5 of the Investors’ Rights Agreement. Neither the Advisor nor any of its Affiliates (other than Parent, whose actions shall be governed by the Merger Agreement), shall issue or cause the publication of any press release or other public announcement with respect to this Agreement, the Merger, the Merger Agreement or the other transactions contemplated hereby or thereby without the prior written consent of the Company and Parent, except as may be required by applicable Law including any Schedule 13D filing in which circumstance such announcing party shall make reasonable efforts to consult with the Company and Parent to the extent practicable (at the Company’s and Parent’s sole cost and expense, as applicable). The Company is an intended third-party beneficiary of this Section 12(i).

(j)            Interpretation. When reference is made in this Agreement to a Section or Appendix, such reference shall be to a Section of or Appendix to this Agreement, unless otherwise indicated. The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(k)            Expenses. All fees, costs and expense incurred in connection with this Agreement and the transactions contemplated hereby will be paid by the party incurring such fees, costs or expenses, provided, that Parent hereby acknowledges that the Company has agreed to reimburse the Advisor for the fees, costs and expenses incurred by the Advisor in connection with the negotiation and execution of this Agreement and the performance of its obligations hereunder up to a maximum of $20,000.

(l)            Indemnification. From and after the Effective Time, the Company will indemnify, defend and hold harmless the Advisor and the Stockholders against any costs or expenses (including attorneys’ fees and expenses), amounts paid in settlement, judgments, fines, losses, claims, damages or liabilities incurred by any of them in connection with, arising out of or otherwise related to any third-party claim, whether asserted or claimed prior to, at or after the Effective Time, arising from or in connection with the execution of this Agreement and the transactions contemplated hereby, including the Merger.

(m)            No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Company any direct or indirect ownership or incidence of ownership of or with respect to the Shares. All rights, ownership and economic benefits of and relating to the Shares shall remain vested in and below to the Stockholders, and the Company shall have no authority to direct the Advisor or the Stockholders in the voting or disposition of any Shares, expect as specifically provided herein.

(n)            Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Time.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

Neurogene Inc.

By:	/s/ Christine Mikail
Name:	Christine Mikail
Title:	President and Chief Financial Officer

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

PARENT:

NEOLEUKIN THERAPEUTICS, INC.

By:	/s/ Donna M. Cochener
Name:	Donna M. Cochener
Title:	Interim Chief Executive Officer

[Signature Page to Company Support Agreement]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first above written.

Baker Bros. Advisors LP:

on behalf of itself and the persons listed on Appendix A hereto in their capacity as record or beneficial owners of Shares (each, a “Stockholder” and collectively, the “Stockholders”) of the Company:

Signature:	/s/ Scott Lessing
Address:	c/o Baker Bros. Advisors LP
860 Washington Street, 3rd Floor
New York, NY 10014

[Signature Page to Company Support Agreement]

Appendix A

Name of Stockholder	No. Shares

Baker Brothers Life Sciences, L.P.	19,764,843